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                                                                 [EXHIBIT 23.2]

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated February 16, 1998 in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Xomed Surgical Products, Inc. for the registration of 1,300,000 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 1998, with respect to the consolidated financial statements of Xomed Surgical Products, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Jacksonville, Florida

July 2, 1998